As filed with the Securities and Exchange Commission on December 1, 2021

Registration Nos. 333-237429

333-232185

333-210378

333-207953

333-203544

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

EACH IDENTIFIED

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Riverview Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	38-3917371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3901 North Front Street

Harrisburg, Pennsylvania 17110

(Address, including Zip Code, of Principal Executive Offices)

Riverview Financial Corporation 401(k) Retirement Plan

Riverview Financial Corporation Employee Stock Purchase Plan

Riverview Financial Corporation Amended and Restated 2009 Stock Option Plan

Riverview Financial Corporation 2019 Equity Incentive Plan

(Full title of the plan)

Rory G. Ritrievi

President and Chief Executive Officer

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, Pennsylvania 17061

(717) 692-7105

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Kenneth J. Rollins, Esq.

Pillar Aught LLC

4201 E. Park Circle

Harrisburg, Pennsylvania 17111

(717) 308-9633

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to each Registration Statement on Form S-8 of Riverview Financial Corporation, a Pennsylvania corporation (the “Registrant”) filed with the U.S. Securities and Exchange Commission on April 21, 2015 (File No. 333-203544), November 12, 2015 (File No. 333-207953), March 24, 2016 (File No. 333-210378), June 18, 2019 (File No. 333-232185), and March 27, 2020 (File No. 333-237429), and is being filed for the sole purpose of removing from registration any unsold shares of the Registrant’s common stock (“Common Stock”), and any related plan interests previously registered under any of the foregoing registration statements and that may have been acquired by the Registrant’s employees pursuant to elective purchases of Common Stock under, or that may have been issuable pursuant to, as the case may be, the Riverview Financial Corporation 401(k) Retirement Plan (the “401(k) Plan”), the Riverview Financial Corporation Employee Stock Purchase Plan (the “ESOP”), the Riverview Financial Corporation Amended and Restated 2009 Stock Option Plan (the “2009 Option Plan”), or the Riverview Financial Corporation 2019 Equity Incentive Plan (the “2019 Plan”).

Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of June 30, 2021, as amended on August 26, 2021, by and between Mid Penn Bancorp, Inc. (“Mid Penn”) and the Registrant, the Registrant merged with and into Mid Penn on November 30, 2021, with Mid Penn as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of its Common Stock and related plan interests, as the case may be, under the 401(k) Plan, the ESOP, the 2009 Option Plan and the 2019 Plan, and no shares of the Registrant’s Common Stock are reserved for future issuance under the 401(k) Plan, the ESOP, the 2009 Option Plan or the 2019 Plan.

In accordance with the undertakings made by the Registrant in the foregoing registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the 401(k) Plan, the ESOP, the 2009 Option Plan and the 2019 Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mid Penn Bancorp, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millersburg, State of Pennsylvania, on December 1, 2021.

By: MID PENN BANCORP, INC. (as successor to Riverview Financial Corporation)

By:	/s/ Rory G. Ritrievi
Name: Rory G. Ritrievi
Title: President and Chief Executive Officer

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.